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                                                                    EXHIBIT 99.4

                      EVEREST TAX CREDIT INVESTORS II, LLC
                          199 SOUTH LOS ROBLES AVENUE
                                   SUITE 440
                           PASADENA, CALIFORNIA 91101
                                                                 August 11, 1997

                            $840 PER UNIT CASH OFFER
                             TO ALL UNITHOLDERS OF
                     BOSTON FINANCIAL TAX CREDIT FUND VIII

Dear Unitholder:

     Enclosed is an OFFER TO PURCHASE up to 1,825 Units of Boston Financial Tax Credit Fund VIII, a Limited Partnership (the "Partnership") for a cash price of $840 per Unit, without interest, less the amount of Distributions (as defined in the Offer to Purchase) per Unit made by the Partnership after July 31, 1997 and less any tax credits (allocable at the rate of approximately $11.83 per month) which are allocated to selling Unitholders after September 30, 1997, and less any Partnership transfer fees.

PLEASE CONSIDER THE FOLLOWING POINTS:

     - The Offer exceeds, by $40 per Unit, the offer made by an affiliate of the General Partner.

     - Unitholders who tender to Everest will be withdrawing any tender they have already made and will instead receive the higher price for all Units accepted for payment by Everest. See the Offer to Purchase for a discussion regarding certain risks associated with the withdrawal.

     - Tendering Unitholders will forego future distributions and tax credit allocations from the Partnership.

     - Everest must receive an executed Letter of Transmittal not later than August 20, 1997 to ensure the timely withdrawal of any prior tenders.

     We encourage you to read the Offer to Purchase completely and to return your completed Letter of Transmittal promptly. The Offer is scheduled to expire on September 7, 1997.

     For answers to any questions you might have regarding these materials or our Offer, or assistance in the procedures for accepting our Offer and tendering your Units, please contact us at (800) 611-4613 (toll free).

                                          Sincerely,

                                          Everest Tax Credit Investors, LLC
                                          Everest Tax Credit Investors II, LLC